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                                                             EXHIBIT 10(iii)(A)4

                                   AT&T CORP.

              DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

                            (as amended May 18, 2004)

1.    Eligibility

            Each member of the Board of Directors ("Board") of AT&T Corp. ("Company") who is not an employee of the Company, or of any of its subsidiaries, is eligible to participate in a Deferred Compensation Plan for Non-Employee Directors ("Plan").

2.    Participation

            (a) Prior to the beginning of any calendar year, or, in the case of newly elected Directors, within 90 days of such election, each eligible Director may elect to participate in the Plan by directing that all or any part of the compensation which would otherwise have been payable currently for services as a Director (including fees payable for services as a member of a committee of the Board and any shares of AT&T common stock resulting from the vesting of a restricted stock unit award) during such calendar year, or, in the case of newly elected Directors, during the remainder of such calendar year, shall be credited to a deferred compensation account subject to the terms of the Plan.

            (b) Such an election to participate in the Plan shall be in the form of a document executed by the Director and filed with the Secretary of the Company. An election related to fees, or shares of AT&T common stock otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year, or, in the case of new Directors, on the 90th day after becoming a Director. An election shall continue until a Director ceases to be a Director or until he or she terminates or modifies such election by written notice. Any such termination or modification shall become effective as of the end of the calendar year in which such notice is given with respect to all fees or shares otherwise payable in subsequent calendar years. A Director who has filed a termination of election may thereafter again file an election to participate for any calendar year or years subsequent to the filing of such election

            (c) Also, a Director's deferred compensation account automatically shall be credited with that part of the Director's compensation for any calendar year (including fees for services as a member of the Board), if any, which the Board has directed to be credited under this Plan. Such compensation shall be credited at the time that the related compensation is or would otherwise have been paid currently.

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3.    Deferred Compensation Accounts

            (a) At the time of election to participate in the Plan under Item 2
      (a) above, a Director shall also designate the percentage of such deferred amounts constituting fees to be credited to the AT&T Shares portion of the Director's deferred account and the percentage to be credited to the Cash portion of such account. All shares of AT&T stock resulting from the vesting of restricted stock unit awards and deferred amounts credited under Item 2 (c) above shall be credited to the AT&T Shares portion of the Director's deferred account.

            (b) Deferred AT&T Shares. Deferred amounts constituting fees credited to the AT&T Shares portion of a Director's account on the date the related compensation is or would be otherwise paid shall be converted to a number of deferred AT&T Shares, determined by dividing the amount of such compensation by the price of AT&T common shares, as determined in the last sentence of this paragraph. The Director's account shall also be credited on each dividend payment date for AT&T Shares with an amount equivalent to the dividend payment on the number of AT&T common shares equal to the number of deferred AT&T Shares in the Director's account on the record date of such dividend. Such amount shall then be converted to a number of additional deferred AT&T Shares determined by dividing such amount by the price of AT&T common shares, as determined in the last sentence of this paragraph. The price of AT&T common shares related to any compensation or dividend payment date shall be the average of the daily high and low sale prices of AT&T common shares on the New York Stock Exchange ("NYSE") for the period of five trading days immediately preceding such date, or the period of five trading days immediately preceding such date, if the NYSE is closed on such date.

            In the event of any change in outstanding AT&T common shares by reason of any stock dividend, split, reverse split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the AT&T Board of Directors shall make such adjustments, if any, that it deems appropriate in the number of deferred AT&T Shares then credited to Director's accounts. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

            The maximum number of deferred AT&T Shares that may be maintained in the AT&T Shares portion of all Directors' deferred compensation account may not exceed one million (1,000,000). This number is subject to adjustment to take into consideration adjustment in the number of outstanding AT&T common shares as described in the preceding paragraph.

            (c) Deferred Cash. Deferred amounts credited to the Cash portion of a Director's account shall bear interest from the date the related compensation is or

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      would otherwise be paid. The interest credited to the cash portion of the account will be compounded quarterly at the end of each calendar quarter. For all amounts credited on or after January 1, 2001, the rate of interest credited thereon, as of the end of each calendar quarter, shall be equal to the average ten-year U. S. Treasury note rate for the previous calendar quarter plus 2% or such other rate as shall be determined from time to time by the Board of Directors. For all amounts credited prior to January 1, 2001, the rate of interest credited thereon, as of the end of each calendar quarter, shall be equal to the average ten-year U. S. Treasury note rate for the previous calendar quarter plus 5%.

4.    Distribution

            (a) At the time of election to participate in the Plan, a Director shall also make elections with respect to the distribution (during the Director's lifetime or in the event of the Director's death) of amounts and shares deferred under the Plan plus accumulated earnings. Such elections shall be contained in the document referred to in Item 2 (b), executed by the Director and filed with the Secretary of the Company. The election with respect to the distribution during the Director's lifetime, of fees and shares for any calendar year, shall become irrevocable on the last day prior to the beginning of such calendar year. The election related to the distribution in the event of the Director's death, including the designation of a beneficiary or beneficiaries, may be changed by the Director at any time, by filing the appropriate document with the Secretary of the Company.

            (b) A Director may elect to receive amounts and shares credited to his or her account in one payment or in some other number of approximately equal annual installments (not exceeding 20), provided, however, that the number of annual installments may not extend beyond the life expectancy of the Director, determined as of the date the first installment is paid. The election shall direct that the first installment (or the single payment if the Director has so elected) be paid on the first day of the calendar year immediately following either (1) the year in which the Director ceases to be a Director of the Company, or (2) the later of the year in which the Director ceases to be a Director of the Company or the year in which the Director attains the age specified in such election, which age shall not be later than age 70-1/2. Each distribution of shares of AT&T common stock resulting from the vesting of restricted stock unit awards shall be made from the AT&T Shares portion of the Director's account. Each other distribution shall be made pro-rata from amounts credited to the cash portion and to the AT&T Shares portion of the Director's account on the applicable payment date.

            (c) Each distribution of shares of AT&T common stock resulting from the vesting of restricted stock unit awards shall be made in shares of AT&T common stock authorized for issuance under AT&T's long term incentive plans. All other distributions, including all dividend equivalents, shall be in cash. For this purpose, the value of deferred AT&T Shares distributed on any payment date

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      shall be determined by multiplying the number of such deferred AT&T Shares by the price of AT&T common stock, as determined in the following sentence. The price of AT&T common shares related to any payment date shall be the average of the daily high and low sales prices of AT&T common shares on the New York Stock Exchange ("NYSE") for the period of five trading days ending on such date, or the period of five trading days immediately preceding such date, if the NYSE is closed on such date.

            (d) Notwithstanding an election pursuant to Item 4(b), in the event a Director engages in any competitive activity, as determined in accordance with and pursuant to the terms and conditions of the AT&T Non-Competition Guideline, or becomes employed by any governmental agency having jurisdiction over the activities of the Company or any of it subsidiaries, the entire balance in the Director's deferred account, including earnings, shall be paid immediately in a single payment and distribution of shares.

            (e) A Director may elect that, in the event the Director should die before full payment of all amounts credited to the Director's deferred account, the balance of the deferred amounts shall be distributed in one payment or in some other number of approximately equal annual installments (not exceeding 10) to the beneficiary or beneficiaries designated in writing by the Director, or if no designation has been made, to the estate of the Director. The first installment (or the single payment if the Director has so elected) shall be paid on the first day of the calendar year following the year of death.

            (f) Installments subsequent to the first installment to the Director, or to a beneficiary or to the Director's estate, shall be paid on the first day of each succeeding calendar year until the entire amount credited to the Director's deferred account shall have been paid. Deferred amounts held pending distribution shall continue to be credited with earnings, determined in accordance with Item 3.

5.    Miscellaneous

            (a) The right of a Director to any deferred fees, shares and/or earnings thereon shall not be subject to assignment by the Director.

            (b) All deferred amounts shall be held in the general funds of the Company. The Company shall not be required to reserve, or otherwise set aside, funds for the payment of its obligation hereunder.

            (c) Copies of the Plan and any and all amendments thereto shall be made available at all reasonable times at the office of the Secretary of the Company to all Directors.

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May 18, 2004